Exhibit 28j(14) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Equity Funds:

We consent to the use of our reports dated November 22, 2011, with respect to the financial statements of Federated Clover Small Value Fund, Federated Clover Value Fund, and Federated Prudent Bear Fund, each a portfolio of Federated Equity Funds, as of September 30, 2011, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statement of additional information.

Boston, Massachusetts

November 22, 2011